Putnam Dynamic Asset Allocation Conservative Fund, March 31,
2016, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 4,503
Class B	 114
Class C	 537
Class M	 85

72DD2 (000s omitted)

Class R	 46
Class R5 5
Class R6 301
Class Y	 1,649

73A1

Class A	 0.096
Class B	 0.058
Class C	 0.060
Class M	 0.072

73A2

Class R	 0.083
Class R5 0.112
Class R6 0.115
Class Y	 0.108

74U1 (000s omitted)

Class A	 49,455
Class B	 2,003
Class C	 10,676
Class M	 1,379

74U2 (000s omitted)

Class R	 661
Class R5 93
Class R6 5,183
Class Y	 17,881

74V1

Class A	 10.02
Class B  9.94
Class C  9.89
Class M	 9.90

74V2

Class R  10.29
Class R5 10.05
Class R6 10.05
Class Y	 10.05

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.